UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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Ultratech, Inc.

(Name of Registrant as Specified In Its Charter)

Neuberger Berman LLC

Neuberger Berman Fixed Income Holdings LLC

Neuberger Berman Investment Advisers LLC

Neuberger Berman Group LLC

Mr. Benjamin Nahum

Mr. James F. McAree

Mr. Amit Solomon

Dr. Ronald Black

Ms. Beatriz V. Infante

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ISS RECOMMENDS VOTING FOR CHANGE AT ULTRATECH ANNUAL MEETING

ISS Supports Both of Neuberger Berman’s Nominees Dr. Ronald Black and Ms. Beatriz V. Infante and Recommends Stockholders Vote On the GOLD Proxy Card

ISS Affirms That Neuberger Berman Has Articulated a Compelling Case for Change and That Its Nominees Can Effect the Necessary Changes

NEW YORK, July 5, 2016 /PRNewswire/ — Neuberger Berman LLC and certain of its affiliates (“Neuberger Berman”) that manage investment funds and client accounts that collectively own approximately 7.6% of the outstanding stock of Ultratech, Inc. (NASDAQ: UTEK) ("Ultratech" or the “Company”) has nominated two independent directors for the Board of Ultratech. The Ultratech Annual Meeting of Stockholders (the “Annual Meeting”) is scheduled to be held on July 19, 2016.

Today, Neuberger Berman announced that Institutional Shareholder Services (“ISS”), a leading independent proxy voting advisory firm, has recommended that Ultratech stockholders vote on Neuberger Berman’s GOLD proxy card to elect both of Neuberger Berman’s experienced and highly qualified nominees, Dr. Ronald Black and Ms. Beatriz V. Infante, to the Ultratech Board of Directors (the “Board”) at this year’s Annual Meeting.

After a thorough examination of all the facts, and following lengthy discussions with Ultratech management, Neuberger Berman and Neuberger Berman’s two director nominees, ISS issued a 29-page report in which it concluded that Neuberger Berman “made a compelling case that change at the board level is warranted” because, among other things, the current board “has not adequately met [its key oversight] responsibilities.”

In its report, ISS was critical of the Board’s oversight of strategy and the execution of strategy, setting executive compensation, planning for management succession, and corporate governance practices.

Excerpts from ISS’ Analysis & Recommendation

On The Board’s Inability to Hold Management Accountable for Strategy Failures:

“The core strategic failure from which much of the company’s underperformance appears to stem is its apparent inability to take advantage of business cycles or diversify revenues which could prevent losses over down cycle[s] in the semiconductor industry.”

“The company failed to diversify its revenues sources or to take advantage of upcycles in the semiconductor industry, which calls into question the board's ability to hold management accountable for both strategy and execution on strategy.”

On The Board’s Inability to Hold Management Accountable for Performance Despite Providing High Levels of Compensation:

“[The Board] has implemented a compensation plan which shareholders overwhelmingly repudiated – by a nearly 6-to-1 vote – last year, and appears to have received little remedy this year … which further reinforces [Neuberger Berman’s] contention that the board is unwilling or unable to hold management accountable for the company's performance.”

“The company would also benefit from new directors who could help the board better align its compensation strategy toward pay-for-performance, and thereby better align the interests of management with those of shareholders.”

On The Board’s Inability to Develop an Adequate CEO Succession Plan:

“The lack of a structured succession plan, a key [Neuberger Berman] criticism, is especially worrisome. Although the board argues that it has recently named two additional NEOs as part of its succession strategy, this appears to be a very small move toward a solid succession plan for a half billion dollar company whose CEO [ ] is already 77 years old.”

“…there appears to be a parallel need for a well-defined succession plan, to ensure that the company prospers once a change in that role becomes necessary.”

On The Board’s Overall Poor Corporate Governance Practices:

“The board appears to have been reactive to shareholders’ complaints, not proactive in implementing better governance policies.”

“Three key board oversight responsibilities are to vet the strategic direction proposed by management, ensure execution of the plan, and implement governance practices which increase the alignment of interests between management and shareholders.”

“On examination, it appears that this long tenured board, five of whose seven members have tenures of greater than ten years, has not adequately met these responsibilities.” [Emphasis Added]

Commenting on ISS’ resounding show of support for change on the Board of Ultratech, Benjamin Nahum, Senior Portfolio Manager and Managing Director of Neuberger Berman Investment Advisors LLC. commented, “We are pleased that ISS recognizes the failures of the incumbent Board and the important need for change at Ultratech.” Mr. Nahum continued, “We certainly agree that adding our two seasoned, well-respected nominees to the Ultratech Board can help to protect and create stockholder value and bring objective oversight to the Company.”

ISS Further Opined That Neuberger Berman’s Nominees Would Be Additive to The Board and Could Help to Foster the Needed Changes:

“The [Neuberger Berman] nominees have experience guiding companies through turnarounds and strategic inflection points. As such, they appear to have the necessary skills to be able to analyze and [ ] help the board challenge management's current strategic direction.”

“These nominees also have experience negotiating the sale of companies, which might be a relevant skill in case the company is not able to put in place a well-defined succession plan in the near future.”

ISS concluded that stockholders should therefore vote on Neuberger Berman’s GOLD proxy card for both of its nominees at the upcoming Ultratech Annual Meeting.

Neuberger Berman encourages its fellow stockholders to review the definitive proxy materials, and additional solicitation materials including stockholder letters and its investor presentation, all of which are available at www.HelpFixUTEK.com.

PLEASE SIGN, DATE, AND MAIL THE GOLD PROXY CARD TODAY

Stockholders with questions should contact Okapi Partners LLC at (212) 297-0720 or Toll-Free (855) 208-8902.

IMPORTANT INFORMATION

On June 13, 2016, Neuberger Berman LLC, Neuberger Berman Fixed Income Holdings LLC, Neuberger Berman Investment Advisers LLC, Neuberger Berman Group LLC, Mr. Benjamin Nahum, Mr. James F. McAree and Mr. Amit Solomon (collectively, the "Neuberger Berman Participants") and Dr. Ronald Black and Ms. Beatriz V. Infante (collectively, with the Neuberger Berman Participants, the "Participants") filed a definitive proxy statement on Schedule 14A (the "Neuberger Berman Proxy Statement") with the Securities and Exchange Commission ("SEC"), along with an accompanying GOLD proxy card, to be used in connection with the Participants' solicitation of proxies from the stockholders of Ultratech, Inc. (the "Company") for use at the Company's 2016 Annual Meeting of Stockholders (the "Proxy Solicitation"). All stockholders of the Company are advised to read the Neuberger Berman Proxy Statement and the accompanying GOLD proxy card because they contain important information. The Neuberger Berman Proxy Statement and the accompanying GOLD proxy card has been or will be furnished to some or all of the Company's stockholders and are, along with other relevant soliciting material of the Participants, available at no charge at the SEC's website at www.sec.gov, from the Neuberger Berman Participants' proxy solicitor, Okapi Partners LLC (Call Toll-Free: (855) 208-8902) and at www.HelpFixUTEK.com .

Information about the Participants and a description of their direct and indirect interests by security holdings and otherwise are contained in the Neuberger Berman Proxy Statement.

To the extent that independent researchers or financial analysts are quoted in this letter, it is the policy of the Neuberger Berman Participants to use reasonable efforts to verify the source and accuracy of the quote. The Participants have not, however, sought or obtained the consent of the quoted source to use of quote as soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of the Neuberger Berman Participants.